EXHIBIT (a)(19)
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FOR IMMEDIATE RELEASE

Contact:
Dennis R. Neill
Senior Vice President - Samson Investment Company
Telephone (918) 591-1010


         SAMSON COMPLETES SUCCESSFUL TENDER OFFER FOR PYR ENERGY SHARES

              SUBSEQUENT OFFERING PERIOD TO EXPIRE ON JUNE 4, 2007

         Tulsa, Oklahoma, May 25, 2007 - Samson Investment Company ("Samson") today announced the successful completion of its tender offer for all of the outstanding shares of PYR Energy Corporation (AMEX:PYR) common stock for $1.30 per share in cash. The offer expired at midnight, New York City time, on Thursday, May 24, 2007, at which time a total of 25,096,856 shares of PYR common stock had been tendered and not withdrawn. Samson Acquisition Corp., a wholly owned Samson subsidiary ("Acquisition Corp."), has accepted all of the tendered shares for payment. Following purchase of the tender shares, Acquisition Corp. will own in excess of 75% of the outstanding PYR common stock.

         As of 9:00 a.m., New York City time, on May 25, 2007, Acquisition Corp. has commenced the subsequent offering period for all remaining PYR shares that have not yet been tendered. The purpose of the subsequent offering period is to enable PYR stockholders who did not tender during the initial offering period to participate in the offer and receive the $1.30 all-cash offer price on an expedited basis as opposed to waiting several months for consummation of the merger described below. Samson urges PYR stockholders to tender their shares during the subsequent offering period. Acquisition Corp. will immediately accept all shares validly tendered during the subsequent offering period as they are tendered and will pay for such shares promptly. The subsequent offering period will expire at 5:00 p.m., New York City time, on Monday, June 4, 2007, unless extended.

         Stockholders who tender their shares during the subsequent offering period will receive the same $1.30 all-cash per share consideration paid during the initial offering period. Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period, except (i) shares cannot be delivered through the guaranteed delivery procedure and (ii) shares tendered during the subsequent offering period may not be withdrawn.

         As previously announced, PYR, Samson and Acquisition Corp. entered into a definitive merger agreement on April 23, 2007, under which Acquisition Corp. agreed to acquire all of the outstanding shares of PYR common stock for $1.30 per share in cash. The transaction was unanimously approved by the boards of directors of PYR, Samson and Acquisition Corp. Upon expiration of the subsequent



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offering period, Samson intends to complete the acquisition of PYR through a merger of Acquisition Corp. into PYR, in which all PYR shares not tendered into Samson's offer (other than shares held by Samson or any of its subsidiaries) will be converted into the right to receive $1.30 per share.

                                       ###

         Weil, Gotshal & Manges LLP and Hogan & Hartson LLP are acting as legal counsel to Samson. Innisfree M&A Incorporated is acting as information agent. Wells Fargo, N.A. is acting as depositary.

         Samson Investment Company, headquartered in Tulsa, Oklahoma, is a large privately held corporation engaged in oil and gas exploration, acquisition and production operations in 18 states in the United States, Canada, and the North Sea. Samson's tender offer statement and related press releases can be found at www.samson.com when available.

IMPORTANT LEGAL INFORMATION

This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares.

ANY OFFERS TO PURCHASE OR SOLICITATION OF OFFERS TO SELL PYR SHARES WILL BE MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT SAMSON DISTRIBUTES TO PYR'S STOCKHOLDERS AND FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). PYR STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, RELATED MATERIALS AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER FILED WITH THE SEC IN THEIR ENTIRETY, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. PYR STOCKHOLDERS MAY OBTAIN FREE COPIES OF THESE DOCUMENTS AT THE SEC'S WEB SITE AT WWW.SEC.GOV, AT SAMSON'S WEBSITE AT WWW.SAMSON.COM OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFER, AT
(888) 750-5834 (TOLL FREE FROM THE U.S. AND CANADA).









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